Exhibit 99.1

CareDx Reports Preliminary Revenue Results for Fourth Quarter and Full Year 2023

BRISBANE, Calif. — (BUSINESS WIRE)—January 9, 2024, CareDx, Inc. (Nasdaq: CDNA) – The Transplant Company™ focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers –today reported preliminary financial results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter and Full Year 2023 Highlights

•	Full year 2023 revenue is expected to be in the range of $279 million to $280 million, which is above the high end of guidance for fiscal year 2023.

•	Testing Services patient results grew for the second quarter in a row to approximately 39,900, an increase of 4% as compared to the third quarter of 2023.

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Fourth quarter revenue for Testing Services is expected to be between $46 million and $47 million, a decrease of 3% as compared to the third quarter of 2023, which included one-time items previously discussed during third quarter earnings call.[1]

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Full year revenue for Patient and Digital Solutions is expected to be approximately $37 million and for Products is expected to be approximately $33 million, up 29% and 14% year-over-year, respectively.

•	Repurchased 2.8 million shares of common stock for $26 million under share buyback program.

•	Maintained a strong balance sheet, with approximately $235 million in cash and cash equivalents and marketable securities, with no debt.

•	Achieved the fifth consecutive quarter of collections at over 100% of revenue for Testing Services.

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Supported hundreds of transplant patient advocates on Capitol Hill urging President Biden and Health and Human Services (HHS) Secretary Becerra to restore Medicare coverage for molecular blood testing.

Preliminary revenue for the three months ended December 31, 2023, is expected to be between $65 million and $66 million, a decrease of approximately 3% compared with $67.2 million in the third quarter of 2023. Testing services revenue for the fourth quarter is expected to be between $46 million and $47 million, compared with $47.8 million in the third quarter of 2023 and compared with $65.4 million in the same period in 2022. Total AlloSure® and AlloMap® patient results provided in the fourth quarter were approximately 39,900. Patient and Digital Solutions revenue for the fourth quarter is expected to be $9.7 million, compared to $8.4 million in the same period in 2022. Product revenue for the fourth quarter is expected to be $9.2 million, compared to $8.6 million in the same period in 2022.

Preliminary revenue for the full year ended December 31, 2023, is expected to be between $279 million and $280 million, a decrease of approximately 13% compared with $321.8 million in 2022, primarily driven by the impact of the Medicare Billing Article on Testing Services revenue. Testing services revenue for 2023 is expected to be between $209 million and $210 million, compared with $263.7 million in 2022. Patient and Digital Solutions revenue for 2023 is expected to be $37.2 million, compared to $28.8 million in 2022. Product revenue for 2023 is expected to be $33.5 million, compared to $29.3 million in 2022.

Preliminary cash, cash equivalents, and marketable securities were approximately $235 million as of December 31, 2023.

“After setting a new volume baseline in Testing Services in the third quarter of 2023, we finished the year with upward momentum. The fourth quarter showed a second sequential quarter of patient testing volume growth,” said Alex Johnson, President of Patient and Testing Services, and a member of the Office of the Chief Executive Officer at CareDx. “Our team continues to execute well as we advance transplant patient care.”

The preliminary financial information presented in this press release is based on CareDx’s current expectations and may be adjusted as a result of, among other things, the completion of customary annual audit procedures. CareDx will report its fourth quarter and full year 2023 financial results, and anticipates providing 2024 financial guidance during its earnings call for the fourth quarter of 2023.

About CareDx – The Transplant Company

CareDx, Inc., headquartered in Brisbane, California, is a leading precision medicine solutions company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers. CareDx offers testing services, products, and digital healthcare solutions along the pre- and post-transplant patient journey, and is the leading provider of genomics-based information for transplant patients. For more information, please visit: www.CareDx.com.

Forward Looking Statements

This press release includes forward-looking statements, including expectations regarding CareDx’s fourth quarter and full year 2023 revenue, number of patient results, and cash, cash equivalents, and marketable securities as of December 31, 2023, its ability to advance transplant patient care, its prospects in 2024, and its anticipation to report 2023 financial results and provide 2024 financial guidance during its earnings call for the fourth quarter of 2023. These forward-looking statements are based upon information that is currently available to CareDx and its current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including the completion of the audit of CareDx’s 2023 financial statements, general economic and market factors, and global economic and marketplace uncertainties, among others discussed in CareDx’s filings with the Securities and Exchange Commission (the “SEC”), including the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed by CareDx with the SEC on February 27, 2023, the quarterly report on Form 10-Q for the quarter ended March 31, 2023 filed by CareDx with the SEC on May 10, 2023, the quarterly report on Form 10-Q for the quarter ended June 30, 2023 filed by CareDx with the SEC on August 8, 2023, and the quarterly report on Form 10-Q for the quarter ended September 30, 2023 filed by CareDx with the SEC on November 8, 2023, and other reports that CareDx has filed with the SEC. Any of these may cause CareDx’s actual results, performance, or achievements to differ materially and adversely from those anticipated or implied by CareDx’s forward-looking statements. CareDx expressly disclaims any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.

CareDx, Inc.

Media Relations

Anna Czene

818-731-2203

aczene@caredx.com

Investor Relations

Greg Chodaczek

investor@caredx.com

Reference

1.

In the third quarter of 2023, MolDX covered HeartCare® for use in heart transplant surveillance for the first 12 months post-transplant. HeartCare tests not meeting the coverage criteria were not recognized in revenues in the third quarter, post Noridian adoption of the Billing Article. Lastly, revenues in the third quarter were positively impacted by a one-time claims settlement with a large Medicare advantage payer for outstanding claims.